Exhibit 99.11

AMENDMENT NO. 1 AND JOINDER TO
AMENDED AND RESTATED
FUNDING AND COOPERATION AGREEMENT

     THIS AMENDMENT NO. 1 AND JOINDER TO AMENDED AND RESTATED FUNDING AND COOPERATION AGREEMENT ( this “Amendment No. 1 and Joinder”) is entered into as of February 9, 2007, by and among Kingdom Hotels International, a Cayman Islands company (“Kingdom”), Cascade Investment, L.L.C., a Washington limited liability company (“Cascade”), Triples Holdings Limited, an Ontario corporation (“Triples”), Isadore Sharp (“Sharp”, and together with Kingdom, Cascade, and Triples, the “Original Parties”), and FS Acquisition Corp., a British Columbia corporation (“Acquirer”), and amends that certain Amended and Restated Funding and Cooperation Agreement, dated as of February 8, 2007, by and among the Original Parties (the “Amended and Restated Funding and Cooperation Agreement”).

RECITALS

     WHEREAS, the Original Parties made a joint proposal (the “Proposal”) on November 3, 2006 to acquire all of the outstanding capital stock of the Company, other than shares held by the Original Parties, certain of their respective affiliates and the Bill and Melinda Gates Foundation Trust (the “Acquisition”); and

     WHEREAS, the Original Parties entered into the Amended and Restated Funding and Cooperation Agreement agreeing to certain terms and conditions relating to the funding of the Acquisition and their relationship in connection with the Proposal and their joint pursuit of the Acquisition; and

     WHEREAS, in connection with the Proposal and with the Original Parties’ and the Acquirer’s joint pursuit of the Acquisition, the Original Parties wish to amend the Amended and Restated Funding and Cooperation Agreement to cause Acquirer to become a party thereto as the “Acquirer” referred to therein, and Acquirer wishes to adopt and join the Amended and Restated Funding and Cooperation Agreement such that Acquirer will become a party thereto and bound by the terms thereof applicable to the “Acquirer”; and

     WHEREAS, the Original Parties, together with Acquirer, wish to further amend the Amended and Restated Funding and Cooperation Agreement to provide that Paragraphs 10(c) and 10(d) survive termination thereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Original Parties and the Acquirer hereby agree as follows:

     1. Amendments and Joinder. The Amended and Restated Funding and Cooperation Agreement is hereby amended as follows:

     (a) Effective as of the date hereof, Acquirer hereby joins and adopts the Amended and Restated Funding and Cooperation Agreement as a party thereto and agrees to be bound by the terms and conditions thereof applicable to the “Acquirer” as defined therein.

     (b) Paragraph 11 to the Amended and Restated Funding and Cooperation Agreement is hereby deleted and replaced with the following:

     11. Termination. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Paragraphs 8, 10(a) (but only with respect to Pursuit Costs incurred prior to termination) 10(c), 10(d) and 12 through 23 and this Paragraph 11, each of which shall survive any such termination) upon the earliest of (i) 5:00 p.m. Eastern time on February 12, 2007, unless the Acquisition Agreement shall have been executed and delivered at or before such time, (ii) the Closing, (iii) the termination of the Acquisition Agreement and (iv) notice delivered by either Lead Investor to the other Parties prior to execution and delivery of an Acquisition Agreement. Termination of this Agreement shall not relieve any Party of any liability for breach of this Agreement prior to such termination.

     2. Counterparts; Facsimile Signatures. This Amendment No. 1 and Joinder may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. For purposes hereof, facsimile signatures shall be binding on the parties to this Amendment No. 1 and Joinder.

     3. Full Force and Effect. Except as expressly amended or modified in this Amendment No. 1 and Joinder, all terms and conditions of the Amended and Restated Funding and Cooperation Agreement shall remain in full force and effect, which terms and conditions the parties hereto hereby ratify and affirm.

     4. Governing Law; Jurisdiction. This Amendment No. 1 and Joinder shall be enforced, construed and interpreted in accordance with the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the Borough of Manhattan, State of New York with respect to any action arising from this Amendment No. 1 and Joinder, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees not to commence any such action in any forum other than such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such action in any such state or federal court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. Each of the parties hereto, to the fullest extent permitted by applicable law, waives any right to a jury trial in any such action.

[Signature page follows.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 and Joinder to Amended and Restated Funding and Cooperation Agreement by their duly authorized signatories as of the date first written above.

KINGDOM HOTELS INTERNATIONAL

By: /s/ Charles S. Henry
Name: Charles S. Henry
Title: Authorized Signatory

CASCADE INVESTMENT, L.L.C.

By: /s/ Michael Larson
Name: Michael Larson
Title: Business Manager

TRIPLES HOLDINGS LIMITED

By: /s/ Isadore Sharp
Name: Isadore Sharp
Title: President

FS ACQUISITION CORP.

By: /s/ Charles S. Henry
Name: Charles S. Henry
Title: Director

By: /s/ Isadore Sharp
Isadore Sharp